Exhibit 99.1

American Financial Group, Inc. Announces Fourth Quarter and Full Year Results

•	Net earnings of $5.85 per share for the full year; fourth quarter net loss of $0.33 per share includes ($2.08) per share in realized losses on securities

•	Fourth quarter core net operating earnings per share of $1.75, compared to $2.20 per share in the prior year period

•	Record core net operating earnings per share of $8.40 for the full year; up 28% from 2017

•	Full year 2018 ROE of 10.9%; 2018 core operating ROE of 15.6%

•	Full year 2019 core net operating earnings guidance between $8.35 - $8.85 per share

CINCINNATI – January 30, 2019 – American Financial Group, Inc. (NYSE: AFG) today reported a 2018 fourth quarter net loss attributable to shareholders of $29 million ($0.33 per share) compared to earnings of $166 million ($1.84 per share) for the 2017 fourth quarter. Results for the fourth quarter of 2018 include $188 million ($2.08 per share) in non-core net realized losses on securities; net realized losses included $179 million ($2.00 per share) to adjust to fair value equity securities that the Company continued to own at December 31, 2018. For GAAP reporting purposes, all equity securities are required to be reported at fair value, with holding gains and losses recognized in net earnings. Comparatively, net earnings in the 2017 fourth quarter were adversely impacted by $31 million ($0.36 per share) in net non-core items. Net earnings attributable to shareholders for the year were $5.85 per share, compared to $5.28 per share in 2017. The change in the U.S. corporate tax rate from 35% to 21%, enacted by the Tax Cuts and Jobs Act of 2017 and effective January 1, 2018, contributed to a lower effective tax rate in 2018 as compared to 2017. Other details may be found in the table below. Book value per share was $55.66 per share at December 31, 2018. AFG paid cash dividends of $1.90 per share during the quarter, which included a $1.50 per share special dividend. Return on equity was 10.9% and 10.3% for 2018 and 2017, respectively.

Core net operating earnings were $159 million ($1.75 per share) for the 2018 fourth quarter, compared to $197 million ($2.20 per share) in the 2017 fourth quarter. Lower fourth quarter 2018 operating profitability was primarily the result of lower year-over-year earnings in our Annuity Segment, largely due to the significant downturn in financial markets during the fourth quarter, and to a lesser extent, lower underwriting profits in our Property and Casualty (“P&C”) Insurance Segment. The benefit of a lower corporate income tax rate partially offset these results. Book value per share, excluding unrealized gains related to fixed maturities, was $54.86 per share at December 31, 2018. For the twelve months ended December 31, 2018, AFG’s growth in adjusted book value per share plus dividends was 10.8%. Core net operating earnings for the fourth quarters of 2018 and 2017 generated annualized returns on equity of 12.6% and 17.2%, respectively. Core operating return on equity was 15.6% and 12.7% for 2018 and 2017, respectively.

During the fourth quarter of 2018, AFG repurchased approximately 65,600 shares of common stock for $6 million (average price per share of $93.38).

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Components of net earnings (loss) attributable to shareholders:
Core operating earnings before income taxes	$199	$283	$932	$865
Pretax non-core items:
Realized gains (losses) on securities	(238)	6	(266)	5
Special A&E charges	—	—	(27)	(113)
Neon exited lines charge	—	18	—	18
Loss on early retirement of debt	—	(40)	—	(51)

Earnings (loss) before income taxes	(39)	267	639	724
Provision (credit) for income taxes:
Core operating earnings	46	86	184	275
Non-core items:
Realized gains (losses) on securities	(50)	2	(56)	2
Tax benefit related to Neon restructuring	—	(56)	—	(56)
Tax expense related to change in U.S. corporate tax rate	—	83	—	83
Other	—	(14)	(6)	(57)

Total provision (credit) for income taxes	(4)	101	122	247

Net earnings (loss), including noncontrolling interests	(35)	166	517	477
Less net earnings (losses) attributable to noncontrolling interests:
Core operating earnings	(6)	—	(13)	2
Non-core items	—	—	—	—

Total net earnings (losses) attributable to noncontrolling interests	(6)	—	(13)	2

Net earnings (loss) attributable to shareholders	$(29)	$166	$530	$475

Net earnings (loss):
Core net operating earnings(a)	$159	$197	$761	$588
Non-core items	(188)	(31)	(231)	(113)

Net earnings (loss) attributable to shareholders	$(29)	$166	$530	$475

Components of Earnings (Loss) Per Share:
Core net operating earnings(a, b)	$1.75	$2.20	$8.40	$6.55
Non-core Items:
Realized gains (losses) on securities(b)	(2.08)	0.04	(2.31)	0.03
Special A&E charges	—	—	(0.24)	(0.82)
Neon exited lines charge	—	0.19	—	0.19
Loss on early retirement of debt	—	(0.29)	—	(0.37)
Tax benefit related to Neon restructuring	—	0.62	—	0.62
Tax expense related to change in U.S. corporate tax rate	—	(0.92)	—	(0.92)

Diluted Earnings (Loss) Per Share	$(0.33)	$1.84	$5.85	$5.28

Footnotes	(a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, commented: “We are pleased to report full year core net operating earnings that were an all-time high for AFG. Our core operating earnings of $8.40 per share were within our earnings guidance, and at the high end of initial guidance for the year. Our core insurance businesses continue to perform very well, with record annuity sales for the year and year-over-year growth in our P&C businesses. Our diversified portfolio of specialty P&C and annuity businesses has helped us deliver strong results, generating a core operating return on equity in excess of 15% for the year.

“AFG had approximately $690 million of excess capital (including parent company cash of approximately $160 million) at December 31, 2018. Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. In addition, returning capital to shareholders in the form of regular and special cash dividends and opportunistic share repurchases are also an important and effective component of our capital management strategy. Over the past year, we increased our quarterly dividend by 14% and paid special dividends of $3.00 per share.

“We expect AFG’s core net operating earnings in 2019 to be between $8.35 and $8.85 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

Core operating earnings in AFG’s P&C insurance operations were $214 million in the fourth quarter of 2018, compared to $233 million in the prior year period, a decrease of $19 million, or 8%. Lower underwriting profits were partially offset by higher year-over-year P&C net investment income, primarily the result of higher earnings on limited partnerships and similar investments, and lower other expenses. The strong investment performance should not be expected to repeat in future periods.

The Specialty P&C insurance operations generated an underwriting profit of $102 million for the 2018 fourth quarter compared to $156 million in the fourth quarter of 2017. Lower underwriting profitability in our Specialty Casualty Group, (primarily due to higher catastrophe losses and the lower year-over-year favorable reserve development within Neon), and lower underwriting profit in our Property and Transportation Group, (primarily the result of lower crop earnings following the exceptionally strong results reported in the 2017 fourth quarter), contributed to these results.

The fourth quarter 2018 combined ratio of 92.0% includes 4.7 points of favorable prior year reserve development, compared to 4.1 points of favorable prior year reserve development in the comparable 2017 period. Catastrophe losses added 3.0 points to the combined ratio in the 2018 fourth quarter, compared to 0.6 points in the comparable prior year period. Pretax catastrophe losses, net of reinsurance and inclusive of reinstatement premiums, were $38 million during the fourth quarter, and were primarily the result of Hurricane Michael and the Camp and Woolsey wildfires in California. Catastrophe losses in the 2017 fourth quarter were $12 million.

Gross and net written premiums were up 3% and 4%, respectively, in the 2018 fourth quarter compared to the same period in 2017. Growth in our Property and Transportation and Specialty Casualty Groups was partially offset by lower premiums in our Specialty Financial Group. Excluding the impact of the timing of renewal of two large accounts in our Property and Transportation Group, gross and net written premiums increased approximately 1% and 2%, respectively, in the fourth quarter. Average renewal pricing across our entire P&C Group was up 2% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 4%. Further details of AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $64 million in the fourth quarter of 2018, compared to $84 million in the comparable prior year period. Higher underwriting profits in our transportation, property and inland marine and ocean marine businesses were more than offset by lower underwriting profits in our agricultural businesses and our Singapore Branch. Our crop insurance operations reported strong profitability during the 2018 fourth quarter, albeit at lower levels than in the prior year fourth quarter. Catastrophe losses for this group had a favorable impact of $2 million in the fourth quarter of 2018, compared to a favorable impact of $3 million in the 2017 fourth quarter, with catastrophe losses reported from the previous quarter developing favorably in the fourth quarters of both years.

Fourth quarter 2018 gross and net written premiums in this group were 4% and 6% higher, respectively, than the comparable prior year period. The increase was largely the result of a change in the timing of renewal of two large accounts in one of our transportation businesses from the third to fourth quarter. Excluding the impact of the timing of these policy renewals, both gross and net written premiums in this group were up approximately 1% year-over-year. Lower year-over-year premiums in our crop insurance business and underwriting actions on under-performing accounts in our Singapore Branch both tempered fourth quarter premiums. Overall renewal rates in this group increased 3% on average in both the 2018 fourth quarter and full year.

The Specialty Casualty Group reported an underwriting profit of $22 million in the 2018 fourth quarter compared to $58 million in the comparable 2017 period. Lower underwriting profit within Neon, primarily the result of higher 2018 catastrophe losses and lower year-over-year favorable reserve development due to the fourth quarter 2017 Neon reinsurance to close transaction, were the primary drivers of these results; lower profitability in our workers’ compensation business contributed to a lesser extent. Higher underwriting profit in our excess and surplus lines and targeted markets partially offset these results. Despite lower year-over-year profits in our workers’ compensation operations, these businesses achieved excellent underwriting margins. Catastrophe losses for this group were $28 million in the fourth quarter of 2018 and $18 million in the comparable 2017 period.

Gross and net written premiums increased 6% and 5%, respectively, for the fourth quarter of 2018 when compared to the same prior year period. Higher year-over-year premiums within Neon, resulting from the growth of its portfolio in targeted classes of business, along with growth in several other businesses and the addition of ABA Insurance Services, were partially offset by lower premiums in our workers’ compensation businesses. Renewal pricing for this group was flat in the fourth quarter, and was down approximately 1% overall for the year. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 4% in the fourth quarter and 3% for the year.

The Specialty Financial Group reported an underwriting profit of $20 million in the fourth quarter of 2018, compared to $19 million in the fourth quarter of 2017, with all businesses in this group achieving excellent underwriting margins. Catastrophe losses for this group were $10 million in the fourth quarter of 2018, compared to a favorable impact of $5 million in the 2017 fourth quarter.

Gross and net written premiums declined by 12% and 9%, respectively, in the 2018 fourth quarter when compared to the same 2017 period, primarily due to the timing of several new accounts in our lending and leasing businesses in the prior year. Renewal pricing in this group was up 5% during the fourth quarter and for the full year of 2018.

Carl Lindner III stated: “I’m very pleased with the strong underwriting margins and superior investment performance reported by our Specialty P&C Group in the fourth quarter. I’m particularly pleased with the excellent underwriting margins in our workers’ compensation, crop and excess & surplus lines businesses. Average renewal pricing across our entire P&C Group was up 1.5% for the year, and up 3% excluding our workers’ compensation business. These results were in line with our objectives for the year.

Mr. Lindner continued, “Looking forward to 2019, we are forecasting an overall calendar year combined ratio in the range of 92% to 94%, and we expect net written premiums to be flat to up 3% when compared to the $5 billion reported in 2018.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

As shown in the following table, AFG’s Annuity Segment reported $20 million in pretax earnings in the fourth quarter of 2018, compared to $97 million in the fourth quarter of 2017.

Components of Annuity Earnings Before Income Taxes

In millions	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2018	2017		2018	2017
Annuity earnings before fair value accounting for FIAs and unlocking	$71	$111	(36%)	$425	$416	2%
Impact of fair value accounting for FIAs	(47)	(11)	nm	(33)	(33)	nm
Unlocking	(4)	(3)	nm	(31)	(3)	nm

Pretax annuity earnings	$20	$97	(79%)	$361	$380	(5%)

As discussed in more detail below, the 2018 fourth quarter decrease in the S&P 500 had an unfavorable impact of $57 million ($0.50 per share) on pretax annuity earnings in the fourth quarter of 2018. This compares to a favorable impact of $16 million ($0.12 per share) in the comparable period in 2017.

Annuity Earnings Before Fair Value Accounting for FIAs and Unlocking – AFG’s Annuity Segment reported quarterly earnings before fair value accounting for fixed-indexed annuities (FIAs) and unlocking of $71 million in the fourth quarter of 2018 compared to $111 million reported in the prior year period.

Additional detail is shown in the table below:

Components of Annuity Earnings Before Fair Value Accounting for FIAs and Unlocking

In millions	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Annuity earnings before fair value accounting for FIAs, unlocking and item below	$101	$104	$443	$395
Impact of stock market performance on FIAs	(30)	7	(18)	21

Annuity earnings before fair value accounting for FIAs and unlocking, as reported	$71	$111	$425	$416

The S&P 500 Index decreased 14% in the fourth quarter of 2018; this poor stock market performance adversely impacted pretax Annuity Segment earnings before fair value accounting for FIAs, particularly FIAs with guaranteed benefits, by $30 million ($0.26 per share). If the stock market performance reverts back to our long-term expectation over the life of these policies, a substantial portion of this unfavorable impact would be expected to reverse.

Impact of Fair Value Accounting for FIAs – Under GAAP, a portion of the reserves for FIAs ($2.7 billion and $2.5 billion at December 31, 2018 and 2017, respectively) is considered an embedded derivative and is recorded at fair value based on the estimated present value of certain expected future cash flows. Assumptions used in calculating this fair value amount include projected interest rates, option costs, surrenders, withdrawals and mortality. Variances from these assumptions, as well as changes in the stock market, will generally result in a change in fair value. Items such as changes in interest rates and the performance of the stock market are not economic in nature for the current reporting period, but rather impact the timing of reported results. The components of this impact were as follows (in millions):

Components of Impact of Fair Value Accounting for FIAs

In millions	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Interest accreted on embedded derivative	$(11)	$(5)	$(36)	$(16)
Increase (decrease) in stock market	(27)	9	(11)	29
Higher (lower) than expected change in interest rates	(4)	(12)	33	(50)
Renewal option costs lower (higher) than expected	1	—	(6)	4
Other changes in fair value	(6)	(3)	(13)	—

Total impact of FV accounting for FIAs	$(47)	$(11)	$(33)	$(33)

The impact of fair value accounting for FIAs includes an ongoing expense for annuity interest accreted on the FIA embedded derivative reserve. The amount of interest accreted in any period is generally based on the size of the embedded derivative and current interest rates. We expect both the size of the embedded derivative and interest rates to rise, resulting in continued increases in interest on the embedded derivative liability.

In the fourth quarter of 2018, the 14% decline in the S&P 500 Index contributed to a significant unfavorable fair value accounting impact of $27 million ($0.24 per share) for the quarter, as shown in the table above. The majority of this impact is non-economic and is expected to reverse over time, even in the absence of a stock market recovery. By comparison, in the fourth quarter of 2017, the benefit of a higher stock market resulted in a $9 million favorable impact. The fourth quarter of both years reflected lower than expected changes in interest rates, resulting in negative, non-economic impacts on earnings.

For additional analysis of fair value accounting, see our Quarterly Investor Supplement, which is posted on AFG’s website.

Unlocking – AFG monitors the major actuarial assumptions underlying its annuity operations throughout the year and conducts detailed reviews (“unlocking”) of its assumptions in the fourth quarter of each year. If changes in the economic environment or actual experience would cause material revisions to future estimates, AFG will unlock assumptions in an interim quarter, as it did in the second quarter of 2018. In the fourth quarters of 2018 and 2017, AFG’s review resulted in unlocking charges of $4 million and $3 million, respectively.

Annuity Premiums – AFG’s Annuity Segment reported record statutory premiums of $1.48 billion in the fourth quarter of 2018, compared to $909 million in the fourth quarter of 2017, an increase of 63%. Significant growth in sales of FIAs in the broker-dealer and retail markets, as well as higher year-over-year sales in our financial institutions channel, contributed to these record results.

Craig Lindner stated, “AFG’s Annuity Segment achieved record sales in 2018 while maintaining pricing discipline throughout the year. Production in our retail and broker-dealer markets was particularly strong due to the launch of several new products and our efforts to expand our distribution within each of these channels. In addition, the Annuity Segment earned an after-tax operating return on equity in excess of 12% for the full year, despite the impact of the poor stock market performance in the fourth quarter.”

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement.

2019 Annuity Outlook – For 2019, AFG expects:

•	Annuity sales will be down slightly from its record $5.4 billion of premiums in 2018, as AFG continues to maintain its pricing discipline,

•	Year-over-year average annuity asset and reserve growth of 8% to 10%, and

•	Pretax Annuity Earnings of $365 million to $425 million, compared to $361 million in 2018.

The midpoint of the 2019 annuity earnings guidance assumes (i) interest rates and the stock market rise moderately (ii) more normalized income from certain investments required to be marked to market through earnings, and (iii) lower impact in 2019 from unusual investment income items such as prepayment of fixed income securities. Fluctuations in these items could lead to significant positive or negative impacts on the Annuity Segment’s results.

Investments

Effective January 1, 2018, AFG adopted ASU 2016-01, which requires that all equity securities previously classified as “available for sale” be reported at fair value, with holding gains and losses recognized in net earnings, instead of accumulated other comprehensive income (AOCI). The impact to our income statement will vary depending upon the level of volatility in the performance of the securities held in our equity portfolio and the overall market. Due to the significant drop in the stock market in the fourth quarter of 2018, AFG recorded fourth quarter 2018 net realized losses on securities of $188 million ($2.08 per share) after tax and after deferred acquisition costs (DAC), which included $179 million ($2.00 per share) in after-tax, after-DAC net losses to adjust equity securities that the Company continued to own, to fair value. AFG recorded net realized gains on securities of $4 million in the comparable 2017 period.

Through January 29, 2019, the equity securities held at December 31, 2018 have increased in value by approximately $100 million, after-tax and after DAC, effectively reversing more than half of the fourth quarter loss.

Unrealized gains on fixed maturities were $83 million, after tax, after DAC at December 31, 2018, a decrease of $536 million since year-end 2017. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the twelve months ended December 31, 2018, P&C net investment income was approximately 21% higher than the comparable 2017 period, and included unusually high returns of approximately 14% on certain private equity and limited partnership investments.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets over $60 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, fixed-indexed and variable-indexed annuities in the retail, financial institutions, broker-dealer and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules and changes in regulation of the Lloyd’s market, including modifications to the establishment of capital requirements for and approval of business plans for syndicate participation; changes in the legal environment affecting AFG or its customers; tax law and accounting changes, including the impact of recent changes in U.S. corporate tax law; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy (including those associated with the United Kingdom’s expected withdrawal from the European Union, or “Brexit”) relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2018 fourth quarter and full year results at 11:30 am (ET) tomorrow, Thursday, January 31, 2019. Toll-free telephone access will be available by dialing 877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 9360819. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available approximately two hours following the completion of the call and will remain available until 11:59 pm (ET) on February 7, 2019. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 9360819.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To access the event, click on the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until February 7, 2019 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner, IRC

Asst. Vice President - Investor Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG19-03

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Revenues
P&C insurance net earned premiums	$1,270	$1,225	$4,865	$4,579
Life, accident & health net earned premiums	6	5	24	22
Net investment income	542	465	2,094	1,831
Realized gains (losses) on securities	(238)	6	(266)	5
Income of managed investment entities:
Investment income	68	55	255	210
Gain (loss) on change in fair value of assets/liabilities	(11)	—	(21)	12
Other income	53	52	199	206

Total revenues	1,690	1,808	7,150	6,865
Costs and expenses
P&C insurance losses & expenses	1,175	1,061	4,586	4,362
Annuity, life, accident & health benefits & expenses	400	279	1,299	1,091
Interest charges on borrowed money	16	20	62	85
Expenses of managed investment entities	57	44	211	181
Other expenses	81	137	353	422

Total costs and expenses	1,729	1,541	6,511	6,141

Earnings (loss) before income taxes	(39)	267	639	724
Provision (credit) for income taxes	(4)	101	122	247

Net earnings (losses) including noncontrolling interests	(35)	166	517	477
Less: Net earnings (loss) attributable to noncontrolling interests	(6)	—	(13)	2

Net earnings (loss) attributable to shareholders	$(29)	$166	$530	$475

Diluted earnings (loss) per Common Share	$(0.33)	$1.84	$5.85	$5.28

Average number of diluted shares	89.3	90.1	90.6	89.8

	December 31,	December 31,
Selected Balance Sheet Data:	2018	2017
Total cash and investments	$48,498	$46,048
Long-term debt	$1,302	$1,301
Shareholders’ equity(c)	$4,970	$5,330
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(c)	$4,898	$4,724
Book value per share	$55.66	$60.38
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$54.86	$53.51
Common Shares Outstanding	89.3	88.3

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2018	2017		2018	2017
Gross written premiums	$1,613	$1,571	3%	$6,840	$6,502	5%

Net written premiums	$1,208	$1,161	4%	$5,023	$4,751	6%

Ratios (GAAP):
Loss & LAE ratio	62.7%	59.8%		61.3%	62.9%
Underwriting expense ratio	29.3%	27.5%		32.1%	30.2%

Specialty Combined Ratio	92.0%	87.3%		93.4%	93.1%

Combined Ratio – P&C Segment	92.0%	86.0%		93.8%	94.7%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$651	$626	4%	$2,645	$2,688	(2%)
Specialty Casualty	778	737	6%	3,445	3,087	12%
Specialty Financial	184	208	(12%)	750	727	3%

	$1,613	$1,571	3%	$6,840	$6,502	5%

Net Written Premiums:
Property & Transportation	$448	$424	6%	$1,754	$1,765	(1%)
Specialty Casualty	581	555	5%	2,509	2,280	10%
Specialty Financial	142	156	(9%)	602	596	1%
Other	37	26	42%	158	110	44%

	$1,208	$1,161	4%	$5,023	$4,751	6%

Combined Ratio (GAAP):
Property & Transportation	86.5%	82.6%		93.1%	91.0%
Specialty Casualty	96.5%	90.0%		94.2%	95.2%
Specialty Financial	85.5%	86.2%		88.9%	89.4%
Aggregate Specialty Group	92.0%	87.3%		93.4%	93.1%

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(7)	$(4)	$(50)	$(40)
Specialty Casualty	(52)	(52)	(139)	(86)
Specialty Financial	(7)	1	(26)	(21)
Other Specialty	5	6	3	8

Specialty Group Excluding A&E and Neon Charge	(61)	(49)	(212)	(139)
Special A&E Reserve Charge – P&C Run-off	—	—	18	89
Neon Exited Lines Charge and Other	—	(17)	2	(14)

Total Reserve Development	$(61)	$(66)	$(192)	$(64)

Points on Combined Ratio:
Property & Transportation	(1.5)	(0.8)	(2.8)	(2.3)
Specialty Casualty	(8.5)	(9.2)	(5.8)	(4.0)
Specialty Financial	(5.2)	0.8	(4.4)	(3.6)
Aggregate Specialty Group	(4.7)	(4.1)	(4.4)	(3.0)
Total P&C Segment	(4.7)	(5.4)	(4.0)	(1.4)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2018	2017		2018	2017
Annuity Premiums:
Financial Institutions	$597	$427	40%	$2,268	$2,333	(3%)
Retail	419	254	65%	1,505	1,060	42%
Broker-Dealer	339	175	94%	1,285	740	74%
Pension Risk Transfer (PRT)	75	6	nm	132	6	nm
Education Market	46	41	12%	192	174	10%
Variable Annuities	6	6	—	25	28	(11%)

Total Annuity Premiums	$1,482	$909	63%	$5,407	$4,341	25%

Components of Annuity Earnings Before Income Taxes

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2018	2017		2018	2017
Revenues:
Net investment income	$419	$376	11%	$1,638	$1,458	12%
Other income	27	24	13%	107	103	4%

Total revenues	446	400	12%	1,745	1,561	12%
Costs and Expenses:
Annuity benefits	334	257	30%	998	892	12%
Acquisition expenses	56	15	273%	255	168	52%
Other expenses	36	31	16%	131	121	8%

Total costs and expenses	426	303	41%	1,384	1,181	17%

Annuity earnings before income taxes	$20	$97	(79%)	$361	$380	(5%)

Supplemental Annuity Information

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net interest spread*	2.58%	2.62%	2.70%	2.62%
Net spread earned before fair value accounting for FIAs and unlocking*	0.81%	1.40%	1.26%	1.34%
Impact of fair value accounting for FIAs	(0.52%)	(0.13%)	(0.10%)	(0.10%)
Unlocking	(0.04%)	(0.06%)	(0.09%)	(0.01%)

Net spread earned after fair value accounting for FIAs and unlocking*	0.25%	1.21%	1.07%	1.23%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Core Operating Earnings before Income Taxes:
P&C insurance segment	$214	$233	$740	$660
Annuity segment, before fair value accounting for FIAs and unlocking	71	111	425	416
Impact of fair value accounting for FIAs	(47)	(11)	(33)	(33)
Annuity unlocking	(4)	(3)	(31)	(3)
Interest & other corporate expenses*	(29)	(47)	(156)	(177)

Core operating earnings before income taxes	205	283	945	863
Related income taxes	46	86	184	275

Core net operating earnings	$159	$197	$761	$588

*	Other Corporate Expenses includes income and expenses associated with AFG‘s run-off businesses.

b)

Because AFG had a net loss for the fourth quarter, the impact of potential dilutive options (weighted average of 1.4 million shares) was excluded from AFG’s fully diluted earnings per share calculation. However, for the non-GAAP measure of core net operating earnings, the Company believes it is most appropriate to use the fully diluted share data that would have been used if AFG had net earnings for the fourth quarter.

c)

Shareholders’ Equity at December 31, 2018 includes $83 million ($0.93 per share) in unrealized after-tax gains on fixed maturities and $11 million ($0.13 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2017 includes $619 million ($7.01 per share) in unrealized after-tax gains on fixed maturities and $13 million ($0.14 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges.

d)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.